Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Commonwealth Bank, FSB

Mt. Sterling, Kentucky

As Of:

November 7, 2014

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Commonwealth Bank

Mt. Sterling, Kentucky

As Of:

November 7, 2014

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426      (614) 766-1459 FAX

December 8, 2014

Board of Directors

Commonwealth Bank, FSB

101 Commonwealth Drive

Mt. Sterling, Kentucky 40353

To the Board:

We hereby submit our independent appraisal of the pro forma market value of the to be issued stock of Commonwealth Bank, FSB (“Commonwealth” or the “Bank”), Mt. Sterling, Kentucky. Such stock is to be issued in connection with the conversion merger agreement (the “Merger”) in which Commonwealth will merge with and into Town Square Bank, Ashland, Kentucky, the wholly owned subsidiary of Poage Bankshares, Inc., also headquartered in Ashland, Kentucky.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by the Bank and the material provided to us by their independent auditor, Faulkner, King & Wenz, PSC, Mt. Sterling, Kentucky, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Commonwealth, with the Bank’s conversion counsel, Norton Rose Fulbright, LLP, Houston, Texas, and with Faulkner, King & Wenz, PSC, the Bank’s outside auditor. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

The Board of Directors

Commonwealth Bank, FSB

December 3, 2014

This valuation must not be considered to be a recommendation as to the purchase of stock, and we can provide no guarantee or assurance that any person who purchases shares of the stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be further updated as required and will give consideration to any new developments in Commonwealth’s operations that have an impact on the results of their operations or their financial condition. Further, we will give consideration to any changes in general market conditions or specific changes in the market for publicly traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Bank as determined by this firm, we will make necessary adjustments to the Bank’s appraised value in an appraisal update.

It is our opinion that as of November 7, 2014, the pro forma market value or appraised value of the Bank is $1,430,000 at the midpoint, representing 143,000 shares at $10 per share. The pro forma valuation range of the Bank is from a minimum of $1,215,500 to a maximum of $1,644,500, with a maximum, as adjusted, of $1,891,175, representing 121,550 shares, 164,450 shares and 189,118 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of Commonwealth Bank, FSB as of November 7, 2014, is $1,430,000, at the midpoint.

Very truly yours,

KELLER & COMPANY, INC.

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS (cont.)

NUMERICAL
EXHIBITS		PAGE

34	Balance Sheet Totals - Final Comparable Group	117
35	Balance Sheet - Asset Composition Most Recent Quarter	118
36	Balance Sheet - Liabilities and Equity Most Recent Quarter	119
37	Income and Expense Comparison Trailing Four Quarters	120
38	Income and Expense Comparison as a Percent of Average Assets	121
39	Yields, Costs and Earnings Ratios Trailing Four Quarters	122
40	Reserves and Supplemental Data	123
41	Valuation Analysis and Conclusions	124
42	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of November 7, 2014w	125
43	Pro Forma Effects of Conversion Proceeds - Minimum	126
44	Pro Forma Effects of Conversion Proceeds - Midpoint	127
45	Pro Forma Effects of Conversion Proceeds - Maximum	128
46	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted	129
47	Summary of Valuation Premium or Discount	130

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	131
B	RB 20 Certification	135
C	Affidavit of Independence	136

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Commonwealth Bank, F.S.B (“Commonwealth” or the “Bank”), Mt. Sterling, Kentucky, in connection with the merger agreement (the “Merger”) in which Commonwealth will merge with and into Town Square Bank, Ashland, Kentucky, the wholly owned subsidiary of Poage Bankshares, Inc., also headquartered in Ashland, Kentucky. The shares of common stock are to be issued in connection with the Bank’s Agreement and Plan of Conversion Merger (“Agreement”).

Town Square Bank believes that the Conversion Merger is consistent with its goals. Commonwealth will enhance Town Square Bank’s retail network in Montgomery County and will give Town Square Bank one office in Montgomery County. The proposed transaction will provide Commonwealth with Town Square’s community banking expertise in retail lending and retail deposit products, a stronger capital position, and in addition, customers of Commonwealth are expected to benefit from a broader range of products and services, including enhanced lending capabilities. Town Square, by virtue of its size and greater variety of deposit and loan products will be able to increase services currently offered at Commonwealth.

Commonwealth has historically faced significant challenges with respect to generating positive earnings from its operations and expects to continue to face those same earnings challenges in the future, absent a transaction such as the Conversion Merger. Since Commonwealth does not have the size and financial resources to compete and operate profitably, Commonwealth’s board of directors explored various options for Commonwealth that it believed were in the best interest of Commonwealth and its members, even pursuing a standard conversion years ago, which was unsuccessful due to the inability to generate the minimum level of offering proceeds.

The Report is being filed with the Office of the Comptroller of the Currency (“OCC”) and the Securities Exchange Commission (“SEC”). The Application for Conversion Merger

1

Introduction (cont.)

has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Fulbright & Jaworski LLP, Dallas,  Texas.

This conversion appraisal was prepared based on the guidelines used by the OCC entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization,” in accordance with the OCC application requirements and the Revised Guidelines for Appraisal Reports and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

The pro forma market value is defined as the price at which the stock of the Bank after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares from the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the financial statements for the four fiscal years ended December 31, 2010 through 2013, and unaudited financials for the nine months ended September 30, 2013 and 2014, and discussed them with Commonwealth’s management. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Bank’s preliminary Form AC and discussed it with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Commonwealth’s main office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market

2

Introduction (cont.)

area relative to Kentucky and the United States. We have also examined the competitive market within which Commonwealth operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular. We have examined the performance of selected publicly traded thrift institutions and compared the performance of Commonwealth to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Bank. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Bank in this conversion/merger will subsequently be able to sell such shares at prices similar to the pro forma market value of the Bank as determined in this conversion appraisal.

3

I.	DESCRIPTION OF COMMONWEALTH BANK

General

Commonwealth Bank, F.S.B. (“Commonwealth”) was organized in 1961 as a federal chartered bank. Commonwealth conducts its business from its main office, with its main office located in Mt. Sterling, Kentucky, and the Bank has no branch offices. The Bank’s primary retail market area is focused on Mt. Sterling, while the Bank’s lending market extends into the surrounding Montgomery County.

Commonwealth’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Commonwealth is a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati and is regulated by the OCC. As of September 30, 2014, Commonwealth had assets of $19,272,000 deposits of $15,249,000 and equity of $1,721,000.

Commonwealth has been principally engaged in the business of serving the financial needs of the public in its local community and throughout its primary market area as a community-oriented institution. Commonwealth has been primarily involved in the origination of one- to four-family mortgage loans, which represented 90.3 percent of its gross loans at September 30, 2014, with the primary sources of funds being retail deposits from residents in its local community. The Bank is also an originator of commercial real estate loans, automobile loans, consumer loans, and second mortgage loans. Consumer loans include loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and deposits with other financial institutions of $1.6 million, or 8.2 percent of its assets, excluding FHLB stock which totaled $299,000 or 1.6 percent of assets at September 30, 2014. Deposits, principal payments, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

4

General (cont.)

The total amount of stock to be sold in the stock conversion will be $1.4 million or 143,000 shares at $10 per share based on the midpoint of the appraised value of $1.4 million. The actual price per share in connection with the merger will be based on the trading price of Poage Bankshares, Inc. The net conversion proceeds will be $830,000, reflecting conversion expenses of approximately $650,000. The Bank will not form an ESOP or a management recognition plan.

The Bank has experienced a minimal deposit increase over the past four fiscal years, with deposits increasing 2.2 percent from December 31, 2010, to December 31, 2013, or an average of 0.5 percent per year. From December 31, 2013, to September 30, 2014, deposits then increased by 0.5 percent or 0.7 percent on an annualized basis, compared to a decrease of 6.4 percent in fiscal 2013.

The Bank has focused on maintaining its loan portfolio during the past four years, on improving its asset quality position, on monitoring its overhead expenses and net interest margin and on maintaining a reasonable equity to assets ratio. Equity to assets decreased from 11.09 percent of assets at December 31, 2010, to 10.55 percent at December 31, 2013, due primarily to the Bank’s annual losses in fiscal 2010 through 2013.

The primary lending strategy of Commonwealth has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, historically, and to a much lesser extent, the origination of commercial real estate, automobile loans, consumer loans and second mortgage loans. In early 2014, the Bank stopped offering fixed-rate one- to four-family mortgage loans.

The Bank’s share of one- to four-family mortgage loans has increased slightly from 88.4 percent of gross loans at December 31, 2012, to 90.3 percent as of September 30, 2014. The share of commercial real estate loans increased from 1.9 percent of loans to 3.6 percent of loans,

5

General (cont.)

and automobile and consumer, combined, loans decreased from 9.5 percent of loans to 6.1 percent from December 31, 2012, to September 30, 2014. All types of real estate loans, as a group, increased modestly from 90.5 percent of gross loans at December 31, 2012, to 93.9 percent at September 30, 2014. The increase in real estate loans was offset by the Bank’s decreases in consumer loans and automobile loans. The Bank’s share of automobile loans witnessed a decrease in their share of loans from 4.6 percent at December 31, 2012, to 1.6 percent at September 30, 2014, and the Bank’s share of consumer loans decreased from 4.9 percent to 4.5 percent during the same time period.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a reasonable level of general valuation allowances and also in recognition of the Bank’s level of nonperforming assets. At December 31, 2012, Commonwealth had $158,000 in its loan loss allowance or 1.05 percent of gross loans, and 43.1 percent of nonperforming assets, with the loan loss allowance remained at $158,000 and represented a lower 0.99 percent of gross loans and a higher 52.8 percent of nonperforming assets at September 30, 2014.

6

PERFORMANCE OVERVIEW

The financial position of Commonwealth at fiscal year end December 31, 2010, through December 31, 2013, and at September 30, 2014, is shown in Exhibits 1 and 2, and the earnings performance of Commonwealth for the fiscal years 2010 through 2013 and for the nine months ended September 30, 2014, is shown in Exhibits 3 and 4. Commonwealth has experienced a reduction in its loan portfolio and asset base, a slight increase in cash and investments, and a slight decrease in retail deposits from 2010 through 2013. The most recent trend for the Bank from December 31, 2013, through September 30, 2014, was a minimal increase in assets, a modest decrease in cash and investments, a modest increase in loans with a minimal increase in deposits.

With regard to the Bank’s historical financial condition, Commonwealth has experienced a modest decrease in assets from December 31, 2011, through December 31, 2013, with a stronger decrease in loans, a modest increase in deposits and a moderate decrease in the dollar level of equity over the past two calendar years (reference Exhibit 5).

The Bank witnessed a decrease in assets of $983,000 or 4.8 percent for the period of December 31, 2011, to December 31, 2013, representing an average annual decrease of 2.4 percent. For the nine months ended September 30, 2014, assets decreased $117,000 or 0.6 percent. Over the past two fiscal periods, the Bank experienced its largest dollar decrease in assets of $535,000 in fiscal year 2013, due primarily to an $870,000 decrease in cash and investments, with a $1.1 million decrease in deposits and a $515,000 increase in FHLB advances.

Commonwealth’s net loan portfolio, which includes mortgage loans and nonmortgage loans, decreased from $16.4 million at December 31, 2011, to $15.6 million at December 31, 2013, and represented a total decrease of $852,000, or 5.2 percent. The average annual decrease during that period was 2.6 percent. For the nine months ended September 30, 2014, net loans increased $234,000 or 1.5 percent to $15.8 million.

7

Performance Overview (cont.)

Commonwealth has obtained funds through deposits and FHLB advances with a moderate use of FHLB advances totaling $2.3 million at September 30, 2014. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits. Deposits increased $506,000 or 3.5 percent from fiscal 2011 to 2013, representing an average annual rate of increase of 1.7 percent, and decreased $1.1 million or 6.5 percent to $15.1 million at December 31, 2013, from December 31, 2012. For the nine months ended September 30, 2014, deposits increased by $150,000 or 1.0 percent to $15.2 million.

The Bank witnessed a decrease in its dollar equity level from 2011 to 2013. Equity also decreased in the nine months ended September 30, 2014. At December 31, 2011, the Bank had an equity level of $2.3 million, representing an 11.14 percent equity to assets ratio and decreased to $1.9 million at December 31, 2013, representing a lower 9.66 percent equity to assets ratio. At September 30, 2014, equity was a moderately lower $1.7 million and a moderately lower 8.93 percent of assets.

The overall decrease in the equity to assets ratio from December 31, 2011, to September 30, 2014, was the result of the Bank’s annual losses, which continued in the nine months ended September 30, 2014. The dollar level of equity decreased 17.5 percent from December 31, 2011, to December 31, 2013, representing an average annual decrease of 8.77 percent, and then decreased 8.1 percent from December 31, 2013, through September 30, 2014.

8

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Commonwealth. This table provides key income and expense figures in dollars for the fiscal years of 2011 through 2013, and for the nine months ended September 30, 2013 and 2014.

Commonwealth witnessed a moderate decrease in its dollar level of interest income from fiscal 2011 to fiscal 2013. Interest income was $930,000 in 2011 and a lower $773,000 in 2013. Interest income then increased slightly in the nine months ended September 30, 2014, to $598,000 or $797,000, annualized, compared to $773,000 in 2013.

The Bank’s interest expense also experienced a large decrease from fiscal year 2011 to 2013. Interest expense decreased from $241,000 in 2011 to $138,000 in 2013, representing a decrease of $103,000 or 42.7 percent. Interest income decreased a larger $157,000 or 16.9 percent. Such decrease in interest income from 2011 through 2013, notwithstanding the smaller decrease in interest expense, resulted in a dollar decrease in annual net interest income and a decrease in net interest margin. Interest expense then decreased in the nine months ended September 30, 2014, to $78,000 or $104,000, annualized, compared to $138,000 in interest expense in fiscal 2013. Interest income was $598,000 in the nine months ended September 30, 2013 and 2014, or $797,000, annualized.

The Bank has made provisions for loan losses in two of the past three fiscal years of 2011 through 2013 and made no provisions in the nine months ended September 30, 2014. The amounts of those provisions were determined in recognition of the Bank’s levels of loans, nonperforming assets, charge-offs and repossessed assets. The loan loss provisions were $60,000 in 2011 and $128,000 in 2012. The impact of these loan loss provisions has been to provide Commonwealth with a general valuation allowance of $158,000 at September 30, 2014, or 0.99 percent of gross loans and 54.3 percent of nonperforming loans.

Total other income or noninterest income indicated a decrease in dollars from 2011 to 2013. Noninterest income was $349,000 or 1.71 percent of assets in 2011 and a lower $132,000

9

Income and Expense (cont.)

in fiscal year 2011 or 0.68 percent of assets, including $90,000 in banking service charges in 2013. In the nine months ended September 30, 2014, noninterest income was $55,000, representing 0.29 percent of assets on an annualized basis. Noninterest income consists primarily of service charges and other income.

The Bank’s general and administrative expenses or noninterest expenses decreased from $987,000 for the fiscal year of 2011 to $891,000 for the fiscal year ended December 31, 2013, representing an average annual decrease of 4.9 percent and then increased to $969,000 for the nine months ended September 30, 2014, on an annualized basis, representing an increase of 8.8 percent from fiscal 2013. On a percent of average assets basis, operating expenses decreased from 4.83 percent of average assets for the fiscal year ended December 31, 2011, to 4.35 percent for the fiscal year ended December 31, 2013, and then increased to 5.05 percent for the nine months ended September 30, 2014, annualized.

The net earnings position of Commonwealth has indicated some volatility from 2011 through 2013 and in the nine months ended September 30, 2014. The annual net income (loss) figures for the fiscal years of 2011, 2012 and 2013 were $(3,000), $(273,000) and $(124,000), respectively, representing returns on average assets of (0.01) percent, (1.50) percent and (0.62) percent for fiscal years 2011, 2012 and 2013, respectively. For the nine months ended September 30, 2014, Commonwealth incurred a net loss of $152,000, representing a return on average assets of (1.06) percent, annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended September 30, 2014. The Bank’s normalized earnings typically eliminate any nonrecurring income and expense items. There were no income or expense adjustments, resulting in the normalized loss being equal to actual loss of $152,000.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s

10

Income and Expense (cont.)

return on average assets changed from (1.50) percent in fiscal year 2012, to (0.62) percent in 2013, impacted by higher overhead expenses. Return on average assets was (1.06) percent, annualized, for the nine months ended September 30, 2014, also impacted by overhead expenses.

The Bank’s net interest rate spread decreased from 4.52 percent in 2012 to 4.45 percent in 2013 and then decreased to 4.35 percent for the nine months ended September 30, 2014. The Bank’s net interest margin indicated a similar trend, decreasing from 4.61 percent in 2012 to 4.43 percent in 2013 and then decreased to 4.40 percent for the nine months ended September 30, 2013. Commonwealth’s net interest rate spread decreased 51 basis points from 2012 to 2013 and then decreased 10 basis points in the nine months ended September 30, 2014. The Bank’s net interest margin followed a similar trend, decreasing 18 basis points from 2012 to 2013 and then decreasing 3 basis point for the nine months ended September 30, 2014.

The Bank’s negative return on average equity decreased from 2012 to 2013. The return on average equity changed from (14.19) percent in 2012, to (6.40) percent in 2013, and then increased to (11.28) percent, annualized, for the nine months ended September 30, 2014.

Commonwealth’s ratio of average interest-earning assets to interest-bearing liabilities decreased moderately from 108.08 percent at December 31, 2012, to 97.14 percent at December 31, 2013, and then increased to 107.20 percent at September 30, 2014. The Bank’s overall decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s larger decrease in its interest-bearing assets.

The Bank’s ratio of noninterest expenses to average assets decreased from 4.50 percent in fiscal year 2012 to 4.44 percent in fiscal year 2013 and then increased to 5.05 percent, based on the nine months ended September 30, 2014, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 59.76 percent for all thrifts and 82.15 percent for thrifts with assets of less than $100.0 million, with the lower

11

Income and Expense (cont.)

the ratio indicating higher efficiency. The Bank has been characterized with a much lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 125.48 percent in 2012 to 116.38 percent in 2013 and then increased to 126.43 percent in the nine months ended September 30, 2014.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total loans is a key indicator of asset quality. Commonwealth witnessed an increase in its nonperforming loans ratio from 2012 to 2013, which then increased further in the nine months ended September 30, 2014, and the ratio is currently above the industry norm. Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans. Commonwealth’s nonperforming loans consisted of nonaccrual loans and loans delinquent 90 days or more. The ratio of nonperforming loans to total loans was 1.82 percent at September 30, 2014, increasing from 1.62 percent at December 31, 2013, and increasing from 0.13 percent at December 31, 2012.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 1.05 percent of loans at December 31, 2012, and decreased to 1.03 percent at December 31, 2013, then decreased to 0.99 percent of loans at September 30, 2014. As a percentage of nonperforming loans, Commonwealth’s allowance for loan losses to nonperforming loans was 831.58 percent at December 31, 2012, and a much lower 63.49 percent at December 31, 2013, and a still lower 54.30 percent at September 30, 2014.

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YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2012 and 2013, for the nine months ended September 30, 2013 and 2014, can be seen in Exhibit 9, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Commonwealth’s weighted average yield on its loan portfolio decreased 40 basis points from fiscal year 2012 to 2013, from 5.75 percent to 5.35 percent and then decreased 29 basis points to 5.06 percent for the nine months ended September 30, 2014. The Bank had no other key categories of interest-earning assets. As a result, the combined weighted average yield on all interest-earning assets decreased 40 basis points to 5.35 percent from fiscal year 2012 to 2013 and then decreased 29 basis points to 5.06 percent for the nine months ended September 30, 2014.

Commonwealth’s weighted average cost of interest-bearing liabilities decreased 29 basis points to 0.71 percent from fiscal year 2012 to 2013. The Bank’s cost of borrowings decreased 27 basis points to 2.43 percent from 2012 to 2013, while the Bank’s cost of funds decreased 33 basis points, which was less than the Bank’s 40 basis point decrease in yield, resulting in a decrease in the Bank’s net interest rate spread of 7 basis points from 4.52 percent to 4.45 percent from 2012 to 2013. Then the Bank’s interest rate spread decreased 10 basis points to 4.35 percent for the nine months ended September 30, 2014. The Bank’s net interest margin decreased from 4.61 percent in fiscal year 2012 to 4.43 percent in fiscal year 2013, representing a decrease of 18 basis points, and then decreased 3 basis points to 4.40 percent for the nine months ended September 30, 2014.

13

INTEREST RATE SENSITIVITY

Commonwealth has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining a moderate share of adjustable-rate residential mortgage loans and a modest share of commercial real estate loans to offset its share of fixed-rate residential mortgage loans. Commonwealth recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Commonwealth has responded to the interest rate sensitivity issue by increasing its shares of adjustable-rate one to four family loans and controlling its fixed-rate one- to four-family loans.

The Bank measures its interest rate risk through the use of its economic value of equity (“EVE”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The EVE for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s EVE to asset ratio, the dollar change in EVE, and the change in the EVE ratio for the Bank under rising and falling interest rates. Such changes in EVE ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, sale of fixed-rate loans, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

14

Interest Rate Sensitivity (cont.)

Exhibit 10 provides the Bank’s EVE levels and ratios as of September 30, 2014, based on the most recent calculations and reflects the changes in the Bank’s EVE levels under rising and declining interest rates.

The Bank’s change in its EVE level at September 30, 2014, based on a rise in interest rates of 100 basis points was a 13.4 percent decrease, representing a dollar decrease in equity value of $332,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s EVE level was estimated to increase 12.5 percent or $313,000 at September 30, 2014. The Bank’s exposure increases to a much higher 27.9 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $696,000. The Bank’s exposure is not reasonably measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank’s post shock EVE ratio based on a 200 basis point rise in interest rates is 9.89 percent and indicates a 270 basis point decrease from its 12.59 percent based on no change in interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates. The Bank will continue to focus on maintaining a reasonable EVE ratio.

15

LENDING ACTIVITIES

Commonwealth has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings and, to a much lesser extent, on commercial real estate loans, automobile loans and consumer loans. Exhibit 11 provides a summary of Commonwealth’s loan portfolio by loan type at December 31, 2012 and 2013, and at September 30, 2014.

The primary loan type for Commonwealth has been residential loans secured by one- to four-family dwellings, representing a strong 90.3 percent of the Bank’s gross loans as of September 30, 2014. This share of loans has seen a slight increase from 88.4 percent at December 31, 2012. The second largest loan type as of September 30, 2014, was consumer loans, which comprised 4.5 percent of gross loans at September 30, 2014, compared to 4.9 percent as of December 31, 2012. The third largest loan type was commercial real estate loans, which comprised a modest 3.6 percent of gross loans at September 30, 2014, compared to a lesser 1.9 percent at December 31, 2012. These three loan categories represented a strong 98.4 percent of gross loans at September 30, 2014, compared to a lesser 95.4 percent of gross loans at December 31, 2012.

The automobile loan category was the smallest loan category at September 30, 2014, and represented a modest $255,000 or 1.6 percent of gross loans compared to 4.6 percent at December 31, 2012. Automobile loans were the second largest loan category at December 31, 2012.

The emphasis of Commonwealth’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Montgomery County. At September 30, 2014, 90.3 percent of Commonwealth’s gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers two types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of three years and five years. The interest rates on ARMs are generally indexed to the

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Lending Activities (cont.)

weekly average yield on U.S. Treasury rate securities adjusted to a constant maturity of one year. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 5.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index. The Bank normally retains all ARMs which it originates. The majority of ARMs have terms of up to 30 years, which is the maximum term offered, with some loans having terms of 15 and 20 years. The Bank no longer offers fixed-rate residential mortgage loans. This change was initiated earlier in 2014.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with Commonwealth’s fixed-rate mortgage loans having terms of 10 years, 15 years, 20 years and 30 years with a focus on 15 years or less. Fixed-rate mortgage loans have a maximum term of 30 years.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Commonwealth, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for adjustable-rate loans. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 85.0 percent.

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NONPERFORMING ASSETS

Commonwealth understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions were confronted with rapid increases in their levels of nonperforming assets in the past few years and were forced to recognize significant losses, setting aside major valuation allowances. Such trend has now reversed, with problem assets and valuation allowances now decreasing.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans and nonowner-occupied single-family loans. Commonwealth has been faced with a rise in its level of nonperforming assets, with nonperforming assets increasing modestly in the nine months ended September 30, 2014.

Exhibit 12 provides a summary of Commonwealth’s delinquent loans at December 31, 2011 and 2013, and at September 30, 2014, indicating an overall decrease in the dollar amount of delinquent loans from December 31, 2012, to September 30, 2014. The Bank had $68,000 in loans delinquent 30 to 89 days at September 30, 2014. Loans delinquent 90 days or more totaled $186,000 at September 30, 2014, with these two categories representing 1.59 percent of gross loans, with most of them one- to four-family real estate loans. At December 31, 2012, delinquent loans of 30 to 89 days totaled $348,000 or 2.32 percent of gross loans and loans delinquent 90 days or more totaled $19,000 or 0.12 percent of gross loans for a combined total of $367,000 and a share of 2.44 percent of gross loans, compared to a lower $254,000 and a lower 1.59 percent of gross loans at September 30, 2014.

It is normal procedure for Commonwealth’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings. When a loan is delinquent 15 days, the Bank sends a reminder notice to the borrower and may be accompanied by a phone call, and after 30 days delinquency, another letter

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Nonperforming Assets (cont.)

is sent. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends an additional notice 45 days of delinquency. When the loan becomes delinquent 90 days, the Bank will make a decision as to whether and when to initiate foreclosure proceedings, based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 150 to 180 days and no workout agreement has been reached.

Exhibit 13 provides a summary of Commonwealth’s nonperforming assets at December 31, 2012 and 2013, and at September 30, 2014. Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets. The Bank carried a lower level of nonperforming assets at September 30, 2014, than at December 31, 2012, or December 31, 2013. Commonwealth’s level of nonperforming assets was $367,000 at December 31, 2012, and a lower $315,000 at December 31, 2013, which represented 1.84 percent of assets in 2012 and 1.64 percent in 2013. The Bank’s nonperforming assets included no nonaccrual loans, $15,000 in loans 90 days or more past due and $352,000 in real estate owned for a total of $367,000 at December 31, 2012, with $63,000 in real estate owned, $147,000 loans 90 days or more past due, and $105,000 in nonaccrual loans at December 31, 2013, for a total of $315,000. At September 30, 2014, nonperforming assets were a slightly lower $299,000 or 1.55 percent of assets and included $186,000 in loans 90 days or more past due, $105,000 in nonaccrual loans and $8,000 in real estate owned.

Commonwealth’s levels of nonperforming assets were similar to its levels of classified assets. The Bank’s ratios of classified assets to assets, excluding special mention assets, were 3.43 percent of assets at December 31, 2012, 1.63 percent at December 31, 2013, and 1.59 percent at September 30, 2014 (reference Exhibit 14). The Bank’s classified assets consisted of $306,000 in substandard assets, with no assets classified as doubtful or loss at September 30,

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Nonperforming Assets (cont.)

2014. The Bank had no assets classified as loss or doubtful at December 31, 2012, or December 31, 2013.

Exhibit 15 shows Commonwealth’s allowance for loan losses at December 31, 2012 and 2013, and at September 30, 2014, indicating the activity and the resultant balances. Commonwealth has witnessed no change in its balance of allowance for loan losses from $158,000 at December 31, 2012, to $158,000 at September 30, 2014. The Bank had provisions for loan losses of $129,000 in fiscal 2012, none in 2013, and none in the nine months ended September 30, 2014.

The Bank had total charge-offs of $21,000 in 2012 and $4,000 in 2013, with total recoveries of $5,000 in 2012 and $6,000 in 2013. The Bank had charge-offs in the nine months ended September 30, 2014, of $7,000 and recoveries of $5,000. The Bank’s ratio of allowance for loan losses to gross loans was 1.05 percent at December 31, 2012, and a lower 0.99 percent at September 30, 2014, due to a higher loan balance. Allowance for loan losses to nonperforming loans was 43.05 percent at December 31, 2012, and a higher 52.84 percent at September 30, 2014.

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DEPOSIT COMPOSITION

The mix of deposits by amount at December 31, 2012 and 2013, and at September 30, 2014, is provided in Exhibit 16. There has been a moderate change in total deposits and a modest change in the deposit mix during this period. Total deposits have decreased from $16.2 million at December 31, 2012, to $15.2 million at September 30, 2014, representing a decrease of $965,000 or 6.0 percent. Total certificates of deposit have decreased from $7.6 million at December 31, 2012, to $6.7 million at September 30, 2014, representing a decrease of $963,000 or 12.6 percent, while savings, transaction and MMDA accounts have decreased $2,000 from $8,571,000 at December 31, 2012, to $8,569,000 at September 30, 2014 or zero percent.

Exhibit 17 provides a breakdown of certificates by maturity as of September 30, 2014. A strong 78.2 percent of the Bank’s certificates of deposit mature in one year or less. The second largest category of certificates based on maturity was certificates maturing in one to three years, which represented 13.6 percent of certificates.

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BORROWINGS

Commonwealth has made modest use of FHLB advances in each of the years ended December 31, 2012 and 2013, and in the nine months ended September 30, 2014. The Bank had total FHLB advances of $2.3 million at September 30, 2014, increasing from $2.2 million at December 31, 2013, and at $1.7 million at December 31, 2012.

SUBSIDIARIES

Commonwealth has no subsidiaries.

OFFICE PROPERTIES

Commonwealth had one office at September 30, 2014, with its home office located in Mt. Sterling. Commonwealth owns its office. At September 30, 2014, the Bank’s total investment in fixed assets, based on depreciated cost, was $1.5 million or 7.84 percent of assets.

MANAGEMENT

The president and chief executive officer of Commonwealth is Mr. Ryan Steger (reference Exhibit 19). Mr. Steger joined the Bank in 2002 as a loan officer. After serving as the Bank’s executive vice president, in July 2009 he became co/president/co-chief executive officer. In January 2012 he became the sole president and chief executive officer. Mr. Curt Steger was hired by Commonwealth Bank on July 3, 1978. In January 1981, he became the president and chief executive officer until July 2009, when he became co-president/co-chief executive officer. In January of 2012, he became executive vice president and chief operating officer. Ms. Vickie

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Management (cont.)

Earley was hired by Commonwealth Bank on December 16, 1985, as an assistant bookkeeper and in 1988 became the Bank’s head bookkeeper. In 2002, Ms. Early became senior vice president.

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II.          DESCRIPTION OF PRIMARY MARKET AREA

Commonwealth Bank’s market area is focused on Montgomery County, Kentucky. Exhibit 20 shows the trends in population, households and income for Montgomery County, Kentucky and the United States. The population trends indicate stronger increases in Montgomery County than in Kentucky or the United States for the period from 2000 to 2010. Montgomery County’s population increased by 17.5 percent, while population in Kentucky increased at a rate of 7.4 percent and the United States’ population increased by 9.7 percent during the same time period. Through 2019, population is projected to increase by 4.0 percent, 4.3 percent and 6.2 percent in Montgomery County, Kentucky and the United States, respectively.

More important is the trend in households. Montgomery County experienced a 17.2 percent increase in households from 2000 through 2010, compared to increases of 7.4 percent in Kentucky and 10.7 percent in the United States. Montgomery County is projected to continue to increase in households from 2010 through 2019 by 4.0 percent, as are Kentucky at 4.9 percent and the United States at 6.6 percent.

Montgomery County had 2000 per capita income of a lower $16,701, less than Kentucky at $18,063 and the United States at $22,162. Per capita income increased in Montgomery County and the United States from 2000 to 2010. Montgomery County’s per capita income increased to $19,145, Kentucky’s per capita income increased to $22,200 and the United States’ per capita income increased to $26,059 through 2010. In 2000, median household income in Montgomery County was a lower $31,746, less than Kentucky at $33,672 and the United States with a median household income $41,994. Median household income increased from 2000 to 2010 by 2.5 percent, 21.7 percent, and 19.2 percent to $32,531, $40,990 and $50,046 in Montgomery County, Kentucky and the United States, respectively. All areas are also projected to show increases in their median household income levels from 2010 through 2019. Montgomery County is projected to experience a median household income increase of 33.4 percent to $43,412, while Kentucky and the United States are projected to increase by

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Description of Primary Market Area (cont.)

17.1 percent and 19.1 percent, respectively, to $47,993 and $56,599 median household income, respectively, from 2010 to 2019.

Exhibit 21 provides a summary of key housing data for Montgomery County, Kentucky and the United States. In 2000, Montgomery County had a higher rate of owner-occupancy of 71.4 percent, with Kentucky at 70.8 percent and the United States at a lower 66.2 percent owner-occupancy rate in 2000. As a result, Montgomery County supported a lower rate of renter-occupied housing of 28.6 percent, compared to 29.2 percent in Kentucky and 33.8 percent in the United States. In 2010, owner-occupied housing decreased slightly in Montgomery County to 67.9 percent, decreased in Kentucky to 68.7 percent and in the United States to 65.4 percent. Conversely, the renter-occupied rates increased slightly in all areas: in Montgomery County to 32.1 percent, in Kentucky to 31.3 percent and in the United States to 34.6 percent.

Montgomery County’s 2000 median housing value was $82,100, lower than Kentucky’s median housing value of $86,700 and the United States’ median housing value of $119,600. The 2000 median rent in Montgomery County was $420, which was again lower than Kentucky’s median rent of $445 and the United States’ median rent of $602. In 2010, median housing values had increased in Montgomery County to $96,300, in Kentucky to $119,400 and the United States to $186,200. The 2010 median rent levels were $548, $608 and $871 in Montgomery County, Kentucky and the United States, respectively.

In 2000, the major source of employment for Montgomery County by industry group, based on share of employment, was the services industry at 37.4 percent. The services industry was also responsible for the majority of employment in Kentucky and the United States with 45.7 percent of jobs in Kentucky and 46.7 percent in the United States (reference Exhibit 22). The manufacturing industry was the second major employer in Montgomery County and Kentucky at 24.7 percent and 17.6 percent, respectively, but was the third largest employer in the United States at 14.1 percent. The wholesale/retail trade group was the third major overall employer in

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Description of Primary Market Area (cont.)

Montgomery County and Kentucky at 17.8 percent and 15.5 percent, and the wholesale/retail trade group was the second major overall employer in the United States with 15.3 percent of employment. The agriculture/mining group, construction group, transportation/utilities, information and finance/insurance/real estate group combined to provide 20.2 percent of employment in Montgomery County, 24.1 percent of employment in Kentucky and 23.9 percent in the United States.

In 2010, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for Montgomery County and the United States, while Kentucky’s wholesale/retail and manufacturing industries were the second and third highest employers. The services industry accounted for 38.2 percent, 48.9 percent and 51.2 percent in Montgomery County, Kentucky and the United States, respectively. The manufacturing trade industry provided for 25.2 percent, 14.6 percent and 15.0 percent in Montgomery County, Kentucky and the United States, respectively. The wholesale/retail trade group provided 16.5 percent, 14.6 percent and 14.8 percent of employment in Montgomery County, Kentucky and the United States, respectively.

Some of the largest employers in the area are listed below.

Employer	Employees	Product/Service
Nestle USA	958	Mfg. Hot/Lean Pockets
Cooper Standard	650	Automotive Hoses
Kyosan Denso of Kentucky	536	Automotive Fuel System Parts
Masco Cabinetry LLC	390	Kitchen/Bath Cabinets
Pentair Tech. Products	360	Electrical & Electrical Enclosure
Summit Polymers	254	Molded Plastics for Autos
Regal Beloit	230	Hermetic Motors
The Walker Co.	173	Limestone, Concrete, Asphalt

The unemployment rate is another key economic indicator. Exhibit 23 shows the unemployment rates in Montgomery County, Kentucky and the United States in 2010 through September of 2014. Montgomery County has been characterized by higher unemployment rates

26

Description of Primary Market Area (cont.)

as has Kentucky, when compared to the United States. In 2010, Montgomery County had a higher unemployment rate of 11.5 percent, compared to unemployment rates of 10.2 percent in Kentucky and 9.6 percent in the United States. Montgomery County’s unemployment rate decreased in 2011 as did Kentucky’s and that of the United States to 10.6 percent, 9.5 percent and 8.9 percent, respectively. In 2012, Montgomery County’s rate of unemployment decreased to 8.4 percent compared to a decrease to 8.3 percent in Kentucky and 8.1 percent in the United States. In 2013, all areas had decreases in unemployment to 8.2 percent, 8.3 percent, and 7.4 percent in Montgomery County, Kentucky and the United States, respectively.

Exhibit 24 provides deposit data for banks and thrifts in Montgomery County. Commonwealth’s deposit base in Montgomery County was slightly more than $15.3 million or a 100 percent share of the total thrift deposits and a much smaller 3.0 percent share of the total deposits, which were approximately $507 million as of June 30, 2014. The market area is dominated by banks, with bank deposits accounting for approximately 97.0 percent of deposits at June 30, 2014.

Exhibit 25 provides interest rate data for each quarter for the years 2010 through the third quarter of 2014. The interest rates tracked are the Prime Rate, as well as 90-Day and One-Year Treasury Bills and Thirty-Year Treasury Notes. Short term interest rates experienced a declining trend in 2010 and 2011, a slightly rising trend in 2012, a stable trend in 2013 and 2014 for short-term Treasury Bills.

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SUMMARY

In summary, population increased by a higher 17.5 percent in Montgomery County from 2000 to 2010, while the number of households increased at a similar rate, historically. Such growth is projected to decrease significantly to 4.0 percent for population and households, both modestly below Kentucky. The 2010 per capita income and median household income levels in Montgomery County were below state and national levels. Also, Montgomery County’s unemployment rates have been higher than both state and national rates. According to the 2010 Census, median housing values were $96,300, $119,400, and $186,200 for Montgomery County, Kentucky and the United States, respectively, with Montgomery County indicating a lower housing value.

The Bank holds deposits of 100.0 percent of all thrift deposits in the market area as of June 30, 2014, representing a 3.0 percent share of the total deposit base of approximately $307.0 million.

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III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Bank is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Bank’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Kentucky.

Exhibits 26 and 27 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 181 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 26 and 27 also subclassify all thrifts by region, including the 55 publicly traded Midwest thrifts (“Midwest thrifts”) and the single publicly traded thrift in Kentucky (“Kentucky thrift”), and by trading exchange. Exhibit 26 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Bank as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Bank’s basic operation.

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Introduction (cont.)

The general parameter requirements for the selection of the peer group candidates included a maximum asset size limit of $750 million, a trading exchange requirement that each candidate be traded on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange or the NASDAQ, a geographic parameter that eliminates potential candidates located in the Southwest and West, a merger and acquisition parameter that eliminates any potential candidate that is involved in a merger and acquisition transaction, and a recent conversion parameter that eliminates any institution that has not been converted from mutual to stock for at least four quarters or prior to September 30, 2014. Due to the general parameter requirement related to trading on NASDAQ or one of the other two major stock exchanges, the size of the peer group institutions results in larger institutions.

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

Due to lack of comparability, there are no mutual holding companies included as potential comparable group candidates.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition prior to November 7, 2014, due to the price impact of such a pending transaction. The thrift institutions listed on the following page were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

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Merger/Acquisition (cont.)

Institution	State

LSB Financial Corporation	Indiana

Fed First Financial Corp.	Pennsylvania

TF Financial Corp.	Pennsylvania

There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Bank’s city, county or market area as indicated in Exhibit 29.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 181 publicly traded, FDIC-insured savings institutions, excluding the 41 mutual holding companies, 8 are traded on the New York Stock Exchange, none are traded on the American Stock Exchange and 108 are traded on NASDAQ. There were an additional 26 traded over the counter and 39 institutions are listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to September 30, 2014, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to October 1, 2013.

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Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Bank, including the Southwest and West regions.

The geographic location parameter consists of the Midwest, North Central, Southeast and Northeast regions for a total of fifteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Bank, with assets of approximately $19 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

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Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly- traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 41 publicly traded mutual holding companies as well between those 41 entities and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.

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SUMMARY

Exhibits 30 and 31 show the 56 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 30. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Bank with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Bank. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

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Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 8.2 percent at September 30, 2014, and reflects the Bank’s share of investments lower than the national and state averages of 12.9 percent and 12.8 percent, respectively. The Bank’s investments have consisted entirely of interest-bearing deposits. For its two most recent fiscal years ended December 31, 2013, the Bank’s average ratio of cash and investments to assets was a higher 11.55 percent, ranging from a high of 13.63 percent in 2012 to a low of 9.47 percent in 2013.

The parameter range for cash and investments is has been defined as 30.0 percent or less of assets, with a midpoint of 15.0 percent.

Mortgage-Backed Securities to Assets

At September 30, 2014, the Bank had no mortgage-backed securities, significantly lower than the national average of 10.2 percent and the regional average of 7.9 percent for publicly traded thrifts. The Bank’s two most recent fiscal year average is also zero, still lower than industry averages.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 30.0 percent or less of assets and a midpoint of 15.0 percent.

One- to Four-Family Loans to Assets

The Bank’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, excluding construction

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One- to Four-Family Loans to Assets (cont.)

loans and including home equity loans, represented 74.7 percent of the Bank’s assets at September 30, 2014, which is similar to its ratio of 72.7 percent at December 31, 2013, and higher than its ratio of 66.6 percent at December 31, 2012. The parameter for this characteristic is 55.00 percent of assets or less in one- to four-family loans with a midpoint of 27.50 percent.

Total Net Loans to Assets

At September 30, 2014, the Bank had a 81.9 percent ratio of total net loans to assets and a lower two fiscal year average of 77.1 percent, compared to the national average of 68.9 percent and the regional average of 66.4 percent for publicly traded thrifts. The Bank’s ratio of total net loans to assets changed from 74.7 percent at December 31, 2012, to 79.8 percent at December 31, 2013.

The parameter for the selection of the comparable group is from 45.0 percent to 90.0 percent with a midpoint of 67.5 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Bank.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Bank’s shares of mortgage-backed securities to assets and total net loans to assets were zero percent and 81.9 percent, respectively, for a combined share of 81.9 percent. Recognizing the industry and regional ratios of 68.6 percent and 66.0 percent, respectively, the parameter range for the comparable group in this category is 60.0 percent to 90.0 percent, with a midpoint of 75.0 percent.

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Borrowed Funds to Assets

The Bank had borrowed funds of $2.3 million or 11.73 percent of assets at September 30, 2014, which is higher than current industry averages.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits. Additionally, many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

The parameter range of borrowed funds to assets is 16.0 percent or less with a midpoint of 8.0 percent.

Equity to Assets

The Bank’s equity to assets ratio was 8.90 percent at September 30, 2014, 9.66 percent at December 31, 2013, 10.02 percent at December 31, 2012, and 11.15 percent at December 31, 2011, averaging 10.28 percent for the three fiscal years ended December 31, 2013. The Bank’s retained earnings decreased in each of the past three fiscal periods and decreased at September 30, 2014, for a total 24.2 percent decrease from December 31, 2011, to September 30, 2014.

Based on those equity ratios, we have defined the equity ratio parameter to be 5.0 percent to 18.0 percent with a midpoint ratio of 11.5 percent.

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PERFORMANCE PARAMETERS

Introduction

Exhibit 31 presents five parameters identified as key indicators of the Bank’s earnings performance and the basis for such performance both historically and during the four quarters ended September 30, 2014. The primary performance indicator is the Bank’s core return on average assets (ROAA). The second performance indicator is the Bank’s core return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the twelve months ended September 30, 2014, the Bank’s core ROAA was (0.95) percent based on a core loss after taxes of $183,000, as detailed in Item I of this Report. The net ROAA for the twelve months ended September 30, 2014, was an identical (0.95) percent. The Bank’s ROAA in its most recent two fiscal years of 2012 and 2013, was (1.50) percent and (0.62) percent, respectively, with a two fiscal year average ROAA of (1.06) percent.

Considering the historical and current earnings performance of the Bank, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

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Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Bank’s core ROAE for the twelve months ended September 30, 2014, was (10.10) percent based on its core loss. In its most recent two fiscal years, the Bank’s average core ROAE was (10.30) percent, from a low of (14.19) percent in 2012 to a high of (6.40) percent in 2013.

The parameter range for ROAE for the comparable group, based on core income, is 9.00 percent or less with a midpoint of 4.50 percent.

Net Interest Margin

The Bank had a net interest margin of 3.81 percent for the twelve months ended September 30, 2014, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin levels in its two fiscal years of 2012 and 2013 were 4.61 percent and 4.43 percent, respectively, averaging 4.51 percent.

The parameter range for the selection of the comparable group is from a low of 2.65 percent to a high of 4.75 percent with a midpoint of 3.70 percent.

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Operating Expenses to Assets

For the twelve months ended September 30, 2014, the Bank had a 5.01 percent ratio of operating expense to average assets. In its two most recent fiscal years of 2012 and 2013, the Bank’s expense ratio averaged 4.47 percent, from a low of 4.43 percent in fiscal year 2013 to a high of 4.50 percent in fiscal year 2012.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.50 percent with a midpoint of 3.25 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Bank has experienced an average level of noninterest income as a source of additional income. The Bank’s ratio of noninterest income to average assets was 0.61 percent for the twelve months ended September 30, 2014. For its most recent two fiscal years ended December 31, 2012 and 2013, the Bank’s ratio of noninterest income to average assets was 0.88 percent and 0.68 percent, respectively, for an average of 0.78 percent.

The range for this parameter for the selection of the comparable group is 1.00 percent of average assets or less, with a midpoint of 0.50 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 31. The purpose of these parameters is to insure

40

Introduction (cont.)

that any thrift institution in the comparable group has an asset quality position similar to that of the Bank. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

The Bank’s ratio of nonperforming assets to assets was 1.55 percent at September 30, 2014, which was higher than the national average of 1.39 percent for publicly traded thrifts but lower than the average of 1.71 percent for Midwest thrifts. The Bank’s ratio of nonperforming assets to total assets averaged 1.74 for its most recent two fiscal years ended December 31, 2013, from a high of 1.84 percent at December 31, 2012, to a low of 1.64 percent at December 31, 2013.

The comparable group parameter for nonperforming assets is 3.00 percent or less of total assets, with a midpoint of 1.50 percent.

Repossessed Assets to Assets

The Bank had repossessed assets of $8,000 at September 30, 2014, representing a ratio to total assets of 0.04 percent, following ratios of repossessed assets to total assets of 0.32 percent and 1.77 percent at December 31, 2013, and December 31, 2012, respectively. National and regional averages were 0.38 percent and 0.41 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.10 percent of assets or less with a midpoint of 0.55 percent.

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Loans Loss Reserves to Assets

The Bank had an allowance for loan losses of $158,000, representing a loan loss allowance to total assets ratio of 0.82 percent at September 30, 2014, which was similar to its 0.83 percent ratio at December 31, 2013, and similar to its 0.79 percent ratio at December 31, 2012.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.45 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 32, 33 and 34. The comparable group institutions range in size from $311.9 million to $708.4 million with an average asset size of $512.1 million and have an average of 9.0 offices per institution. Three of the comparable group institutions are in Indiana, two each are in Illinois, Michigan and Ohio, and one is in Wisconsin, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 13.24 percent, which is 5.2 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.59 percent, lower than all publicly traded thrifts at 0.71 percent and higher than the publicly traded Kentucky thrift at 0.55 percent.

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IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Bank to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to the Kentucky thrift, as well as to the ten institutions constituting the Bank’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 35 through 40.

As presented in Exhibits 35 and 36, at September 30, 2014, the Bank’s total equity of 8.93 percent of assets was lower than the comparable group at 13.81 percent, all thrifts at 12.48 percent, Midwest thrifts at 12.08 percent and the Kentucky thrift at 15.41 percent. The Bank had an 81.93 percent share of net loans in its asset mix, higher than the comparable group at 63.31 percent, all thrifts at 68.85 percent, Midwest thrifts at 66.24 percent and the Kentucky thrift at 72.58 percent. The Bank’s share of net loans and 8.18 percent share of cash and investments, lower than industry averages, is primarily the result of its zero percent share of mortgage-backed securities. The comparable group had a higher 11.67 percent share of cash and investments and a higher 12.45 percent share of mortgage-backed securities. All thrifts had 9.99 percent of assets in mortgage-backed securities and 12.84 percent in cash and investments. The Bank’s 79.13 percent share of deposits was higher than the comparable group, all thrifts, Midwest thrifts and the Kentucky thrift, reflecting the Bank’s lower share of borrowed funds of 11.73 percent. As ratios to assets, the comparable group had deposits of 77.50 percent and borrowings of 8.23 percent. All thrifts averaged a 76.26 percent share of deposits and a 10.23 percent of borrowed funds, while Midwest thrifts had a 78.33 percent share of deposits and an 8.27 percent share of borrowed funds. The Kentucky thrift had a 78.05 percent share of deposits and a 5.61 percent share of borrowed funds. The Bank had no goodwill or intangible assets, compared to 0.92 percent for the comparable group, 0.51 percent for all thrifts, 0.36 percent for Midwest thrifts and 0.49 percent for the Kentucky thrift.

Operating performance indicators are summarized in Exhibits 37, 38 and 39 and provide a synopsis of key sources of income and key expense items for the Bank in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

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Analysis of Financial Performance (cont.)

As shown in Exhibit 39, for the twelve months ended September 30, 2014, the Bank had a yield on average interest-earning assets higher than the comparable group, all thrifts and Midwest thrifts and higher than the Kentucky thrift. The Bank’s yield on interest-earning assets was 4.43 percent compared to the comparable group at 3.90 percent, all thrifts at 3.87 percent, Midwest thrifts at 3.68 percent and the Kentucky thrift at 4.57 percent.

The Bank’s cost of funds for the twelve months ended September 30, 2014, was lower than the comparable group, all thrifts, Midwest thrifts and Kentucky thrift. The Bank had an average cost of interest-bearing liabilities of 0.73 percent compared to 0.84 percent for the comparable group, 1.19 percent for all thrifts, 0.75 percent for Midwest thrifts and 0.72 percent for the Kentucky thrift. The Bank’s yield on interest-earning assets and interest cost resulted in a net interest spread of 3.70 percent, which was higher than the comparable group at 3.06 percent, all thrifts at 2.68 percent, Midwest thrifts at 2.93 percent, but minimally lower than Kentucky thrift at 3.85 percent. The Bank generated a net interest margin of 3.81 percent for the twelve months ended September 30, 2014, based on its ratio of net interest income to average interest-earning assets, which was higher than the comparable group ratio of 3.12 percent. All thrifts averaged a lower 3.18 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.12 percent. The Kentucky thrift averaged a higher 3.77 percent.

The Bank’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 38. The Bank had no provision for loan losses during the twelve months ended September 30, 2014, representing zero percent of average assets. The average provision for loan losses for the comparable group was 0.15 percent, with all thrifts at 0.12 percent, Midwest thrifts at 0.24 percent and the Kentucky thrift at 0.12 percent.

The Bank’s total noninterest income was $118,000 or 0.61 percent of average assets for the twelve months ended September 30, 2014. Such a ratio of noninterest income to average assets was higher than the comparable group at 0.52 percent and the Kentucky thrift at 0.53, but lower than all thrifts at 0.82 percent and Midwest thrifts at 0.87 percent. For the twelve months

44

Analysis of Financial Performance (cont.)

ended September 30, 2014, the Bank’s operating expense ratio was 5.01 percent of average assets, higher than the comparable group at 2.75 percent, all thrifts at 3.08 percent, Midwest thrifts at 3.15 percent, and the Kentucky thrift at 3.44 percent.

The overall impact of the Bank’s income and expense ratios is reflected in its net income and return on assets. For the twelve months ended September 30, 2014, the Bank had a net ROAA of (0.95) and an identical core ROAA. For its most recent four quarters, the comparable group had a higher net ROAA of 0.62 percent and a core ROAA of 0.60 percent. All publicly traded thrifts averaged a higher net ROAA of 0.81 percent and 0.71 percent core ROAA, with Midwest thrifts a 0.78 percent net ROAA and a 0.76 percent core ROAA. The twelve month net and core ROAA for the Kentucky thrift were 0.60 percent and 0.55, respectively.

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V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Bank based on a comparison of Commonwealth with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s respective net and core earnings for the twelve months ended September 30, 2014, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank has experienced decreases in its assets and loans in each of the past three fiscal years and decreases in deposits in two of the last three fiscal years. The Bank has experienced losses in each of the past three fiscal years and also in the twelve months ended September 30, 2014, and has focused on controlling operating expenses, monitoring and controlling its balance of nonperforming assets; monitoring and strengthening its ratio of interest

46

Earnings Performance (cont.)

sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk and maintaining adequate allowances for loan losses to reduce the impact of any charge-offs. Historically, the Bank has closely monitored its yields and costs, resulting in a net interest margin which has been generally higher than industry averages due to its higher yield on earning assets, lower cost of funds, with the trend experiencing minimal change over the past two years, and its 3.81 percent net interest margin for the twelve months ended September 30, 2014, was higher than the industry average of 2.87 percent and higher than the comparable group average of 3.27 percent. During its past two fiscal years, Commonwealth’s ratio of interest expense to interest-bearing liabilities has decreased moderately from 1.23 percent in fiscal year 2012 to 0.90 percent in 2013. The Bank’s ratio then decreased to 0.73 percent for the twelve months ended September 30, 2014, which was lower than the average of 0.84 percent for the comparable group and lower than the average of 1.19 percent for all thrifts.

From December 31, 2012, to September 30, 2014, two of the Bank’s five categories of loans experienced increases in their balances. Commercial real estate loans indicated a dollar increase of $294,000 or 105.8 percent, rising from $278,000 to $572,000 from December 31, 2012, to September 30, 2014. One- to four-family loans increased by $1.1 million or 8.5 percent, from December 31, 2012, to September 30, 2014. Automobile loans decreased by $433,000 or 62.9 percent from December 31, 2012, to September 30, 2014. Other individual changes were consumer loans, which decreased $21,000 or 2.8 percent and construction loans, which decreased $42,000 or 100.0 percent. Overall, the Bank’s lending activities resulted in a total loan increase of $930,000 or 6.2 percent and a net loan increase of $930,000 or 6.3 percent from December 31, 2012, to September 30, 2014. The loan change of a $350,000 increase or 2.2 percent during the nine months ended September 30, 2014, represents an annualized increase of $467,000 or 3.0 percent.

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Earnings Performance (cont.)

For the nine months ended September 30, 2014, residential mortgage loans, including second mortgage loans, represented 90.3 percent of loans. In comparison, during fiscal years 2012 and 2013, these mortgage loans represented 88.4 percent and 90.3 percent of total loan originations, respectively.

The impact of Commonwealth’s primary lending efforts has been to generate a yield on average interest-earning assets of 4.43 percent for the twelve months ended September 30, 2014, compared to a lower 3.90 percent for the comparable group, 3.87 percent for all thrifts and 3.68 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 4.01 percent for the twelve months ended September 30, 2014, higher than the comparable group at 3.74 percent, all thrifts at 3.79 percent and Midwest thrifts at 3.71 percent, reflecting the Bank’s larger share of loans and lower share of cash and investments.

Commonwealth’s 0.73 percent cost of interest-bearing liabilities for the twelve months ended September 30, 2014, was lower than the comparable group at 0.84 percent, all thrifts at 1.19 percent, Midwest thrifts at 0.75 percent and similar to the Kentucky thrift at 0.72 percent. The Bank’s resulting net interest spread of 3.70 percent for the twelve months ended September 30, 2014, was higher than the comparable group at 3.06 percent and higher than all thrifts at 2.68 percent, Midwest thrifts at 2.93 percent and lower than the Kentucky thrift at 3.85 percent. The Bank’s net interest margin of 3.81 percent, based on average interest-earning assets for the twelve months ended September 30, 2014, was higher than the comparable group at 3.27 percent and higher than all thrifts at 2.87 percent, Midwest thrifts at 3.05 percent and lower than the Kentucky thrift at 3.98 percent.

The Bank’s ratio of noninterest income to average assets was 0.61 percent for the twelve months ended September 30, 2014, which was moderately higher than the comparable group at 0.52 percent but lower than all thrifts at 0.81 percent and Midwest thrifts at 0.89 percent.

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Earnings Performance (cont.)

The Bank’s operating expenses were higher than the comparable group, all thrifts, Midwest thrifts and the Kentucky thrift. For the twelve months ended September 30, 2014, Commonwealth had an operating expenses to assets ratio of 5.01 percent compared to 2.75 percent for the comparable group, 3.04 percent for all thrifts, 3.11 percent for Midwest thrifts and 3.44 percent for the Kentucky thrift. Commonwealth had a higher 123.3 percent efficiency ratio for the twelve months ended September 30, 2014, compared to the comparable group with an efficiency ratio of 75.2 percent. The efficiency ratio for all publicly traded thrifts was 70.4 percent for the twelve months ended September 30, 2014.

For the twelve months ended September 30, 2014, Commonwealth generated a higher ratio of noninterest income, a much higher ratio of noninterest expenses and a higher net interest margin relative to its comparable group. The Bank had a zero percent provision for loan losses during the twelve months ended September 30, 2014, compared to the comparable group at 0.15 percent of assets, all thrifts at 0.12 percent and all Midwest thrifts at 0.24 percent. The Bank’s allowance for loan losses to total loans of 0.99 percent was lower than the comparable group and lower than all thrifts. The Bank’s 52.84 percent ratio of reserves to nonperforming assets was also lower than the comparable group at 94.92 percent and lower than all thrifts at 157.18 percent.

As a result of its operations, the Bank’s net and core income for the twelve months ended September 30, 2014, were lower than the comparable group. Based on net earnings, the Bank had a return on average assets of (0.95) percent for the twelve months ended September 30, 2014, and a return on average assets of (0.95) percent and (0.62) percent in fiscal year 2013 and (1.55) percent in 2012. The Bank’s core return on average assets was an identical (0.95) percent for the twelve months ended September 30, 2014, as detailed in Exhibit 7. For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.62 percent and a higher core ROAA of 0.61 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.77 percent and 0.73 percent, respectively. Midwest thrifts indicated a net ROAA of 0.78 percent and a core ROAA of 0.76 percent.

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Earnings Performance (cont.)

In recognition of the foregoing earnings related factors, considering Commonwealth’s historical and current performance measures, a downward adjustment has been made to the Bank’s pro forma market value for earnings performance.

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MARKET AREA

Commonwealth Bank’s market area is focused on Montgomery County, Kentucky. Population increased by a higher 17.5 percent in Montgomery County from 2000 to 2010, while the number of households increased at a similar rate, historically. Such growth is projected to decrease significantly to 4.0 percent for population and households, both modestly below Kentucky. The 2010 per capita income and median household income levels in Montgomery County were below state and national levels. Also, Montgomery County’s unemployment rates have been higher than both state and national rates. According to the 2010 Census, median housing values were $96,300, $119,400, and $186,200 for Montgomery County, Kentucky and the United States, respectively, with Montgomery County indicating a lower housing value.

The Bank holds deposits of 100.0 percent of all thrift deposits in the market area as of June 30, 2014, representing a 3.0 percent share of the total deposit base of approximately $307.0 million.

In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Bank’s market area.

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FINANCIAL CONDITION

The financial condition of Commonwealth is discussed in Section I and shown in Exhibits 1, 2, 5, and 11 through 17, and is compared to the comparable group in Exhibits 34, 35, and 36. The Bank’s ratio of total equity to total assets was 8.93 percent at September 30, 2014, which was moderately lower than the comparable group at 13.18 percent, all thrifts at 12.42 percent and Midwest thrifts at 12.13 percent. Based on the conversion completed at the midpoint of the valuation range, the Bank’s pro forma equity to assets ratio would increase to 12.69 percent.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Commonwealth had a moderately higher 81.9 percent ratio of net loans to total assets at September 30, 2014, compared to the comparable group at 63.3 percent. All thrifts indicated a lower 68.6 percent, as did Midwest thrifts at 66.0 percent. The Bank’s 8.2 percent share of cash and investments was lower than the comparable group at 11.7 percent, while all thrifts were at 12.9 percent and Midwest thrifts were at 15.4 percent. Commonwealth’s absence of mortgage-backed securities to total assets was moderately lower than the comparable group at 12.5 percent and lower than all thrifts at 10.2 percent and Midwest thrifts at 9.0 percent.

The Bank’s 79.1 percent ratio of deposits to total assets was higher than the comparable group at 77.5 percent, higher than all thrifts at 76.2 percent and higher than Midwest thrifts at 78.2 percent. Commonwealth’s higher ratio of deposits was due to its lower share of equity. Commonwealth had a lower equity to asset ratio of 8.9 percent, compared to the comparable group at 13.2 percent of total assets, with all thrifts at 12.4 percent and Midwest thrifts at 12.1 percent. Commonwealth had a higher share of borrowed funds to assets of 11.73 percent at September 30, 2014, above the comparable group at 8.23 percent and higher than all thrifts at 10.35 percent and Midwest thrifts at 8.31 percent. In fiscal year 2013, total deposits decreased by $1.1 million or 6.5 percent, due to conservative pricing of certificates of deposit. During fiscal year 2012, Commonwealth’s deposits increased by $1.6 million or 11.0 percent from $14.6 million to $16.2 million.

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Financial Condition (cont.)

Commonwealth had no goodwill and intangible assets and had a lower share of repossessed real estate at September 30, 2014. The Bank had repossessed real estate of $8,000 or 0.04 percent of assets at September 30, 2014. This compares to ratios of 0.92 percent for goodwill and intangible assets and 0.29 percent for real estate owned, for the comparable group. All thrifts had a goodwill and intangible assets ratio of 0.52 percent and a real estate owned ratio of 0.37 percent.

The financial condition of Commonwealth is impacted by its modestly higher than average share of nonperforming assets of $299,000 or 1.55 percent of total assets at September 30, 2014, compared to a lower 1.19 percent for the comparable group, 1.40 percent for all thrifts, 1.71 percent for Midwest thrifts and 1.74 percent for the Kentucky thrift. The Bank’s ratio of nonperforming assets to total assets was 1.84 percent at December 31, 2012, and 1.64 percent at December 31, 2013.

At September 30, 2014, Commonwealth had $158,000 of allowances for loan losses, which represented 0.82 percent of assets and 0.99 percent of total loans. The comparable group indicated higher allowance ratios, relative to assets and loans, equal to 0.95 percent of assets and 1.42 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a higher 0.93 percent of assets and a higher 1.47 percent of total loans. Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Commonwealth’s $158,000 of allowances for loan losses, represented a lower 52.8 percent of nonperforming assets at September 30, 2014, compared to the comparable group’s 94.9 percent, with all thrifts at 157.2 percent, Midwest thrifts at a higher 111.1 percent and the Kentucky thrift at a lower 24.8 percent. Commonwealth’s ratio of net charge-offs to average total loans was zero for the twelve months ended September 30, 2014, compared to a higher 0.20 percent for the comparable group, 0.20 percent for all thrifts and 0.27 percent for Midwest thrifts.

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Financial Condition (cont.)

Commonwealth has a higher level of interest rate risk. The change in the Bank’s EVE level at September 30, 2014, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 13.4 percent decrease, representing a dollar decrease in equity value of $332,000. The Bank’s exposure increases to a 27.9 percent decrease in its EVE level under a 200 basis point rise in rates, representing a dollar decrease in equity of $696,000. The Bank’s post shock EVE ratio at September 30, 2014, assuming a 200 basis point rise in interest rates was 9.89 percent and indicated a 270 basis point decrease from its 12.59 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Bank’s equity level and asset and liability mix, we believe that a downward adjustment is warranted for Commonwealth’s current financial condition, due to the Bank’s moderately lower equity position, modestly higher share of nonperforming assets and lower share of allowance for loan losses to nonperforming assets.

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DIVIDEND PAYMENTS

The Bank will not pay an initial cash dividend. The payment of cash dividends normally depends upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Five of the ten institutions in the comparable group paid cash dividends during the most recent twelve months for an average dividend yield of 1.61 percent and an average payout ratio of 32.41 percent. During that twelve month period, the average dividend yield was 1.00 percent for the Kentucky thrift; and the average dividend yield was 1.85 percent and the average payout ratio was 28.95 percent for all thrifts.

In our opinion, a downward adjustment to the pro forma market value of the Bank is warranted related to dividend payments.

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SUBSCRIPTION INTEREST

In 2013 and year-to-date 2014, investors’ interest in new issues has improved but is still not strong. Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of renewed merger/acquisition activity in the thrift industry.

Commonwealth will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $185,000 or 12.9 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will not form an ESOP.

Poage Bankshares has secured the services of Keefe, Bruyette & Woods to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering, and recent subscription levels for conversions, we believe that no adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

Poage Bankshares will offer its shares through a subscription and community offering with the assistance of Keefe, Bruyette & Woods. The stock of Poage Bankshares, Inc., is traded on NASDAQ Capital Market.

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Liquidity of the Stock (cont.)

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $55.0 million for the stock outstanding compared to a midpoint public offering of $1.4 million for the Bank. The Bank’s public market capitalization will be approximately 2.5 percent of the size of the public market capitalization of the comparable group. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 3,909 shares during the last four quarters.

The comparable group has an average of 3,925,651 shares outstanding compared to 143,000 shares outstanding for the Bank based on the midpoint valuation and a higher 3,881,917 for Poage.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, relative to Poage, we have concluded that no adjustment to the Bank’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The president and chief executive officer of Commonwealth is Mr. Ryan Steger (reference Exhibit 19). Mr. Steger joined the Bank in 2002 as a loan officer. After serving as the Bank’s executive vice president, in July 2009 he became co/president/co-chief executive officer. In January 2012 he became the sole president and chief executive officer. Mr. Curt Steger was hired by Commonwealth Bank on July 3, 1978. In January 1981, he became the president and chief executive officer until July 2009, when he became co-president/co-chief executive officer. In January of 2012, he became executive vice president and chief operating officer. Ms. Vickie Earley was hired by Commonwealth Bank on December 16, 1985, as an assistant bookkeeper and in 1988 became the Bank’s head bookkeeper. In 2002, Ms. Early became senior vice president.

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Management (cont.)

During its two most recent fiscal years, Commonwealth experienced a decrease in its net interest margin, maintained its noninterest income and continued to experience a much higher ratio of overhead. The Bank experienced losses in 2012 and 2013 and the nine months ended September 30, 2014. The Bank’s asset quality position has improved slightly from December 31, 2012, to September 30, 2014, with nonperforming assets decreasing from December 31, 2012, to December 31, 2013, and also decreasing from December 31, 2013, to September 30, 2014. The Bank’s earnings and return on assets have been negative and below industry averages, while its net interest margin has been above industry averages but decreasing, and more than offset by higher noninterest expenses.

It is our opinion that a downward adjustment to the pro forma market value of the Bank is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a new conversion continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s continued presence of a higher share of delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering. In our opinion, recent market trends and the higher risk related to these offerings cause us to conclude that a modest new issue discount would be warranted in the case of this offering. However, due to the fact that Commonwealth depositors will be able to purchase Poage stock at a 15.0 percent discount, based of the average trading price

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Marketing of the Issue (cont.)

tied to the thirty-day period before the date of Poage’s final prospectus, in accordance with the Merger Agreement, we believe that no adjustment is warranted to the Bank’s pro forma market value related to a new issue discount.

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VI.	VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry have improved, more emphasis has been placed on the price to earnings method, particularly considering increases in stock prices during those years. However, the price to book value method continues to be pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Bank, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to assets method. The price to earnings method was not used due to the Bank’s negative core earnings and negative earnings in the twelve months ended September 30, 2014.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a second valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value and the super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value.”

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Introduction (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s financial condition, earnings, market area, dividends, and management. No adjustments were made for the Bank’s subscription interest, liquidity of the stock and marketing of the issue.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

Exhibit 42 shows the average and median price to book value ratios for the comparable group which were 81.12 percent and 83.26 percent, respectively. The full comparable group indicated a moderate pricing range, from a low of 47.92 percent (First Federal of Northern Michigan) to a high of 89.68 percent (IF Bancorp, Inc.). The comparable group had higher average and median price to tangible book value ratios of 84.46 percent and 84.04 percent, respectively, with a range of 50.18 percent to 100.99 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed to a low of 78.59 percent and a high of 89.55 percent, and the comparable group’s price to tangible book value range also narrowed slightly from a low of 78.59 percent to a high of 100.33 percent.

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Price to Book Value Method (cont.)

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 57.18 percent and a price to tangible book value ratio of 57.18 percent at the midpoint. The price to book value ratio increases from 53.16 percent at the minimum to 66.84 percent at the super maximum, while the price to tangible book value ratio increases from 53.16 percent at the minimum to 63.84 percent at the super maximum.

The Bank’s pro forma price to book value and price to tangible book value ratios of 57.18 percent and 57.18 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 41, are influenced by the Bank’s capitalization, asset quality position, earnings performance, absence of an ESOP, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. The Bank’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 12.47 percent compared to 13.24 percent for the comparable group (reference Exhibit 42). Based on the price to book value ratio and the Bank’s total pro forma equity of $ 1,721,000 at September 30, 2014, the indicated pro forma market value of the Bank using this approach is $1,430,000 at the midpoint (reference Exhibit 41).

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PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Commonwealth’s after tax net earnings for the twelve months ended September 30, 2014, were a loss of $183,000, and the Bank’s after tax core earnings for that period were an identical loss of $183,000 as indicated in Exhibit 7. Due to negative core earnings, the price to core earnings method was not meaningful.

Even though the price to core earnings method is not meaningful, we will briefly review the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded thrifts. The average price to core earnings multiple for the comparable group was 19.91, while the median was 20.05. The average price to net earnings multiple was a higher 20.21, and the median multiple was a higher 20.22. The comparable group’s price to core earnings multiple was higher than the 17.47 average multiple for all publicly traded, FDIC-insured thrifts and higher than their median of 17.19. The range in the price to core earnings multiple for the comparable group was from a low of 7.22 (First Federal of Northern Michigan) to a high of 31.63 (Cheviot Financial Corp.). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 10.70 times earnings to a high of 28.95 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to assets ratio below its true level following conversion.

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Price to Assets Method (cont.)

Exhibit 42 indicates that the average price to assets ratio for the comparable group was 10.72 percent and the median was 10.62 percent. The range in the price to assets ratios for the comparable group varied from a low of 4.60 percent (First Federal of Northern Michigan) to a high of 15.15 percent (Wolverine Bancorp, Inc.). The range narrows modestly with the elimination of the two extremes in the group to a low of 7.76 percent and a high of 14.81 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Bank is 7.13 percent at the midpoint, which ranges from a low of 6.13 percent at the minimum to 9.22 percent at the super maximum. Based on the Bank’s September 30, 2014, asset base, as adjusted, of $19,272,000, the indicated pro forma market value of the Bank using the price to assets method is $1,430,000 at the midpoint (reference Exhibit 41).

VALUATION CONCLUSION

Exhibit 47 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the price to book value ratio of 57.18 percent for the Bank represents a discount of 29.85 percent relative to the comparable group and decreases to a discount of 21.67 percent at the super maximum. The price to assets ratio of 7.13 percent at the midpoint represents a discount of 33.71 percent, decreasing to a discount of 14.30 percent at the super maximum.

It is our opinion that as of November 7, 2014, the pro forma market value of the Bank is $1,430,000 at the midpoint, representing 143,000 shares at $10.00 per share. The pro forma valuation range of the Bank is from a minimum of $1,215,500 or 121,550 shares at $10.00 per share to a maximum of $1,644,500 or 164,450 shares at $10.00 per share, and then to a

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Valuation Conclusion (cont.)

super maximum of $1,891,175 or 189,118 shares at $10.00 a share, with such range being defined as 15.0 percent below the appraised value to 15.0 percent above the appraised value and then 15.0 percent above the maximum.

The appraised value of Commonwealth Bank, as of November 7, 2014, is $1,430,000 at the midpoint.

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